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                                                                 Exhibit 10.mm



                                  May 28, 1999


Mr. Rick Kurz
Two Morgan Place
Avon, CT  06001


Dear Rick:

         We are delighted to offer you employment and new career opportunities at IRI. The purpose of this letter is to summarize our verbal offer to you.

         You will be employed as Division President for Strategic Business Development and Planning reporting to Joe Durrett. Your base salary will be $281,500 per year, your next review date will be May 1, and annually each May thereafter. Your May 1, 2000 increase will be pro-rated based on your start date. Your initial annual bonus target will be 35% of your base salary, and your final bonus will be based on your performance and IRI's bonus plan formula. You will not be bonus eligible for 1999. We will also provide you with a $203,000 sign on bonus that is intended to cover your Advo bonus and stock options you will lose by joining IRI. You will receive the sign on bonus in the following manner: $58,500 on October 1, 1999, $43,000 on December 1, 1999, $43,000 on
January 3, 2000 and $58,500 on or about March 20, 2000. You will be required to repay the sign on bonus to IRI, if you are terminated for cause or you voluntarily resign your position before your one-year anniversary.

         You will enjoy all employee benefits and perquisites available generally to the other senior executive officers of the Company. This includes IRI's flexible benefits program which consists of health and welfare plans, life insurance, disability, 401(k) plan, holidays, personal leave, sick leave and vacation allowance (four weeks vacation per year), and IRI's Executive Deferred Compensation Program. In addition, we will reimburse you for any Cobra expense to continue your medical insurance when you leave Advo and start at IRI.

         In addition, you will be reimbursed for 12 months of temporary living expenses (maximum of $2,500 per month including utilities). In addition, we will reimburse you for your personal travel home weekly for a 12 month period. Both the temporary apartment and airfare will be considered compensation, and we will gross this up for tax purposes. Further, we will purchase you a cellular phone and laptop computer which meet IRI's technical requirements.

         You also will receive IRI's comprehensive relocation package for senior executives, which includes relocation assistance in planning your move to Chicago from a third party relocation company. You'll find the services first class. Enclosed is information regarding IRI's benefits and relocation package. Please contact me directly regarding questions pertaining to IRI's benefits and relocation assistance.


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Mr. Rick Kurz
May 28, 1999
Page 2


         On your start date, the Company will grant you 90,000 options under its senior management Stock Option plan, to be evidenced by the Company's customary form of stock option agreement. For these 90,000 options the following conditions will apply:

         - 40,000 options will be issued on your first day of employment. These options will vest one third each year for three years. The strike price will be the closing stock price published in the WSJ the day before you start at IRI.

         - 25,000 options will be issued on the first day of employment with a strike price based on the previous day's closing price prior to start date. You will vest in these shares when both the following two conditions occur. You will vest in one third of the shares each year, and when the stock price hits $12. Both occurrences must occur for you to be vested. For example, if you pass your third year anniversary, and the stock price is $11.50, you will not be vested until the stock price hits $12. If the stock reaches $12 after two years of service, but before your three years of service, you will be fully vested in two thirds of these shares. The remaining one third will be fully vested on your third anniversary, regardless if the share price falls below $12. Again, for all these options the stock option strike price will be the stock price issued on the first day of employment.

         - You will receive 25,000 additional options with the same conditions as stated above, but the performance target for these shares will be $15 rather than $12. The service vesting will be one-third each year, and both the performance and service targets both must be achieved to vest.

         - For the 25,000 options that has a $12 performance target for vesting and the 25,000 options which have a $15 performance target, the following condition will apply: For these 50,000 shares, if your age and service equals 64 with a minimum of four years of completed service, you will automatically be vested in these 50,000 shares regardless of the performance targets established for vesting. Again, you will receive a stock option agreement that states all of these terms within 30 days of employment. You will also be eligible, based on performance, additional annual stock option grants with approval from IRI's Compensation Committee.

         Should a "change of control" (defined as the sale of the Company, whether by merger or otherwise, or the acquisition of more than 25% of the company's common stock by an acquirer, or group acting in concert) occur during your employment, the following will apply. If a change in control occurs before the second anniversary of your employment and you leave the Company within one year thereafter for any reason (other than for cause), your options (including any granted to you in the future) will continue to vest and become exercisable (until 30 days after the last options vest) in accordance with their vesting schedules notwithstanding the termination of your employment. If a change in control occurs after the second anniversary of your employment, all your unvested options will immediately vest and you will have 24 months from the termination date to exercise your options.


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Mr. Rick Kurz
May 28, 1999
Page 3

         Upon starting with the Company, you will be expected to execute a customary noncompetition and confidentiality agreement (attached). Should your employment be terminated (including a reduction in responsibility) for any reason other than for cause, death or your voluntary resignation (except in case of resignation within one year following a change in control), you will continue for the next twelve months to receive all benefits including 135% of your base salary then in effect. Again, if your employment terminates for cause or as the result of your death, or your voluntary resignation (except for change of control as stated above) you will receive no severance benefits. Also, any options that would otherwise vest in the succeeding 18 month period following such termination not otherwise vested pursuant to the above change in control provision will vest immediately.

         Rick, Joe and I are extremely excited about your joining our team. I know everyone else will feel the same way upon meeting you. We know you can make a difference for IRI, and believe we can offer you the challenges you desire. On behalf of the Company and our entire senior management team, we are looking forward to your joining IRI and our team.

                                                     Sincerely,




                                                     Gary Newman
                                                     Executive Vice President
                                                     Human Resources




Accepted this 28th day of May, 1999

/s/ Rick Kurz
-------------------------------------------
                Rick Kurz



cc:   Joe Durrett